EXHIBIT 10.1

AMENDMENT TO UNITED FINANCIAL CORP. 2000 LONG-TERM INCENTIVE AND STOCK OPTION PLAN

AMENDMENT TO UNITED FINANCIAL CORP. 2000 LONG-TERM INCENTIVE AND STOCK OPTION PLAN, dated as of May 24, 2005 (the "Amendment") of United Financial Corp., a Minnesota corporation (the "Corporation").

W I T N E S S E T H :

        WHEREAS, the Board of Directors of the Corporation adopted the United Financial Corp. 2000 Long-Term Incentive and Stock Option Plan (the “Plan”) in January 2000, and the shareholders of the Corporation approved the Plan in May 2000; and

        WHEREAS, Section 16 of the Plan permits the Board of Directors to amend the Plan to increase the maximum number of shares available thereunder, subject to the receipt of the approval of the shareholders of the Corporation; and

        WHEREAS, prior to March 2005, there were 198,000 shares authorized for issuance under the Plan, as a result of the 120,000 shares initially authorized when the Plan was adopted, as adjusted by subsequent stock dividends; and

        WHEREAS, in March 2005, the Board of Directors amended the Plan to increase the number of shares available thereunder from 198,000 to 258,000, and the shareholders of the Corporation approved this increase at the 2005 Annual Meeting on May 24, 2005.

        NOW THEREFORE, the Plan is hereby amended as set forth below:

        1.     Amendment of Section 2. The Plan is hereby amended by increasing the aggregate number of shares for which options may be exercised or other awards issued to 258,000.

        2.     Remaining Terms. Except as expressly provided above, the Plan shall remain in full force and effect.

        3.     Effectiveness. This Amendment is effective as of May 24, 2005.